December 11, 1996

Access Pharmaceuticals, Inc.

Ladies and Gentlemen:

As stated in Note 6 of the Notes to the financial statements of Access Pharmaceuticals, Inc. included in its Form 10-Q/A for the three months ended March 31, 1996, the Company changed its method of accounting for patent an application costs. Previously, the Company had been capitalizing legal fees and other direct costs incurred in obtaining patents. Such costs were amortized on a straight-line basis over the lives of the patents. In the first quarter of 1996, the Company adopted its policy of expensing all costs incurred in obtaining patents as a period cost. You have advised us that, even though the Company believes the patents and the underlying processes have continuing value, the amount of future benefits to be derived therefrom is uncertain, accordingly, the new accounting method has been adopted in recognition of a possible change in estimated future benefits. Since the effect of this change in accounting principle is inseparable from the effect of the change in accounting estimate, such change has been accounted for as a change in accounting estimate in accordance with Opinion No. 20 of the Accounting Principles Board. Therefore, you believe that the change is a preferable method in your circumstances. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgement and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of Access Pharmaceuticals, Inc.'s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter. We have not conducted an audit in accordance with generally accepted standards of any financial statements of the Company as of for any period subsequent to December 31, 1995, and therefore we do not express any opinion on any financial statements of Access Pharmaceuticals, Inc. subsequent to that date.

Based on our reading and discussion, with reliance on management's business judgement and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.


Very truly yours,


/s/ KPMG Peat Marwick LLP
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KPMG Peat Marwick LLP